Exhibit 1.1

EDAP TMS

Société anonyme au Capital de 1.251.184,61 Euros

Siège Social Parc d'activité La Poudrette Lamartine

4, rue du Dauphiné

69120 Vaulx-en-Velin - France

R.C.S. Lyon B 316 488 204

STATUTS

Portant modifications consécutives au

Conseil d'Administration du 29 Août 2007

TITRE I

FORMATION - OBJET - DENOMINATION SOCIALE

ARTICLE 1 - FORME DE LA SOCIETE

Il existe, entre les propriétaires des actions ci-après créées, et de celles qui pourront l’être ultérieurement, une société anonyme qui est régie par les lois en vigueur et par les présents statuts.

ARTICLE 2 - OBJET

La Société a pour objet :

-

La prise de participations financières dans tous groupements, Sociétés ou entreprises, français ou étrangers, créés ou à créer, et ce par tous moyens, notamment par voie d'apports, de souscription ou d'achat d'actions, de parts sociales ou de parts bénéficiaires, de fusion, de sociétés en participation, de groupement, d'alliance ou de commandite ;

-	La gestion de ces participations financières

-	La direction, la gestion, le contrôle et la coordination de ces filiales et participations ;

-	Toutes prestations de services administratifs, financiers, techniques ou autres ;

-

Et plus généralement, la réalisation de toutes opérations financières, commerciales, industrielles, civiles, mobilières ou immobilières, pouvant se rapporter directement ou indirectement, en totalité ou en partie à l'objet social ou à tous autres objets similaires ou connexes pouvant en favoriser l'extension et le développement.

ARTICLE 3 - DENOMINATION SOCIALE

La dénomination sociale de la Société est :

EDAP TMS

ARTICLE 4 - SIEGE SOCIAL

Le siège social est fixé : Parc d'activité La Poudrette Lamartine - 4, rue du Dauphiné - 69120 Vaulx-en-Velin - France.

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Il pourra être transféré en tout endroit du département ou d'un département limitrophe, par simple décision du Conseil d’administration sous réserve de ratification par la plus prochaine Assemblée Générale Ordinaire et, partout ailleurs, en vertu d'une délibération de l'Assemblée Générale Extraordinaire.

Des sièges administratifs, succursales, bureaux et agences pourront être créés en tous lieux par le Conseil d’administration, sans qu'il en résulte une dérogation à l'attribution de juridiction établie par les présents statuts.

ARTICLE 5 - DUREE

La durée de la Société est de soixante (60) années, à compter de la date de l'immatriculation de la Société au Registre du Commerce et des Sociétés, sauf en cas de dissolution anticipée ou de prorogation prévue aux présents statuts.

TITRE II

CAPITAL SOCIAL

ARTICLE 6 - CAPITAL SOCIAL

Le capital social est fixé à la somme de 1.251.184,61 Euros, divisé en 9.624.497 actions, d’une valeur nominale de 0,13 Euro chacune, intégralement libérées. "

Le Conseil d’administration confère tous pouvoirs au Directeur Général de la Société pour exécuter la présente décision et remplir les formalités nécessaires à la modification des statuts de la société.

ARTICLE 7 - AUGMENTATION DU CAPITAL SOCIAL

Le capital social peut être augmenté en une ou plusieurs fois, par la création d'actions nouvelles, en représentation d’apports en nature ou en espèces, par la transformation en actions de réserves disponibles de la Société, ou par tout autre moyen en vertu d’une délibération de l'Assemblée Générale Extraordinaire. Cette Assemblée fixe les conditions de l'émission des nouvelles actions dans le cadre des dispositions légales en vigueur, ou délègue ses pouvoirs à cet effet au Conseil d'administration. Il peut être créé en représentation des augmentations de capital, soit des actions de même type que celles d'origine, soit des actions de tout autre type, pouvant notamment dans les conditions prévues par la loi, conférer un droit de priorité ou un avantage quelconque sur les autres actions. Le Conseil d'administration a tout pouvoir pour traiter, le cas échéant avec toute banque ou tout syndicat financier pour faciliter ou garantir les émissions d'actions ci-dessus visées, en se conformant à toute disposition légale, notamment en ce qui concerne le droit préférentiel de souscription au profit des actionnaires anciens.

Aucune augmentation de capital en numéraire ne peut toutefois être réalisée, si le capital ancien n'est pas au préalable intégralement libéré. Les augmentations de capital doivent être réalisées dans un délai de cinq ans à compter de l'Assemblée Générale qui les a décidées ou autorisées.

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Si l'augmentation du capital a lieu par l'émission d'actions avec prime, cette prime, dont la totalité devra être intégralement versée lors de la souscription des actions ne sera pas considérée comme un bénéfice répartissable au même titre que les bénéfices d'exploitation ; elle constituera un versement supplémentaire en dehors et en sus du capital des actions et appartiendra exclusivement à tous les actionnaires sauf à recevoir l'affectation qui sera décidée par l'Assemblée Générale Ordinaire ou Extraordinaire.

En cas d'augmentation faite par l'émission d'actions libérables en numéraire, et sauf décision contraire de l'Assemblée Générale Extraordinaire, les propriétaires des actions antérieurement créées ayant effectué les versements appelés, auront en proportion du montant de ces actions, un droit de préférence sur la souscription des actions nouvelles, lequel droit s'exercera de la manière et dans le délai déterminé par le Conseil d'administration en conformité avec la Loi, et sera négociable dans les mêmes conditions que les actions pendant la durée de la souscription.

Ceux des actionnaires, qui en raison du nombre de leurs titres, ne pourraient obtenir une action nouvelle ou un nombre entier d'actions nouvelles, auront la faculté de se réunir pour exercer leur droit, mais sans qu'il puisse jamais en résulter une souscription indivise.

ARTICLE 8 - REDUCTION DE CAPITAL

L’Assemblée Générale Extraordinaire peut aussi décider la réduction du capital social, pour quelque cause et de quelque manière que ce soit, notamment au moyen d'un remboursement aux actionnaires d'un rachat d'actions de la Société, ou d'un échange des anciens titres d'actions contre de nouveaux titres, pour un nombre équivalent ou moindre ayant ou non le même montant nominal et, s'il y a lieu, avec l'obligation de cession ou d'achat d'actions anciennes pour permettre l'échange, ou encore avec le paiement d'une soulte.

L'Assemblée Générale peut également déléguer au Conseil d'administration tous pouvoirs à l'effet de réaliser la réduction du capital.

Le projet de réduction du capital est communiqué aux Commissaires aux Comptes, quarante cinq jours au moins avant la réunion de l'Assemblée. L'Assemblée statue sur le rapport des Commissaires qui font connaître leur appréciation sur les causes et conditions de l'opération.

Lorsque la réduction du capital n'est pas motivée par des pertes, les créanciers peuvent, dans le délai de trente jours à compter de la date de dépôt au Greffe du Tribunal de Commerce, du procès-verbal de délibération de l’Assemblée Générale qui a décidé ou autorisé la réduction, former opposition à la réduction. L'opposition est portée devant le Tribunal de Commerce.

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TITRE III

ACTIONS

ARTICLE 9 - LIBERATION DES ACTIONS

Lors des augmentations de capital, le montant des actions à souscrire en numéraire doit être libéré du quart au moins au moment de la souscription; le surplus des versements sera effectué dans un délai maximum de cinq ans, à compter du jour où l'augmentation de capital sera devenue définitive, en une ou plusieurs fois, aux époques et dans les proportions qui seront déterminées par le Conseil d'administration. Les appels de fonds seront portés à la connaissance des actionnaires quinze jours au moins avant l'époque fixée pour chaque versement par lettre recommandée.

Le montant des actions de numéraire faisant partie des augmentations de capital pourra être libéré en tout ou partie par voie de compensation avec une dette certaine, liquide et exigible de la Société.

Le Conseil d'administration pourra autoriser à toute époque les actionnaires à se libérer par anticipation du montant non encore appelé de leurs actions.

A défaut pour les actionnaires d'effectuer les versements aux époques déterminées, l'intérêt du montant de ces versements courra de plein droit, pour chaque jour de retard, à raison de 12 % l'an à compter de la date d'exigibilité fixée dans la lettre recommandée prévue ci-dessus, et sans qu’il soit besoin d'une demande en justice ou d'une mise en demeure.

Si dans le délai fixé lors de l'appel de fonds, certaines actions n'ont pas été libérées des versements exigibles, la Société peut un mois après une mise en demeure spéciale et individuelle notifiée à l'actionnaire défaillant, par lettre recommandée ou par acte extra-judiciaire, proposer aux autres actionnaires les actions à libérer par lettre recommandée adressée à chacun d'eux.

Pour mettre en oeuvre ce droit de préemption, le Conseil d'administration devra dès après l'expiration du délai fixé lors de 1'appel de fonds, offrir aux actionnaires les actions à libérer par lettre recommandée adressée à chacun d'eux.

Si plusieurs actionnaires se portent acquéreurs, les actions seront réparties entre eux proportionnellement à leurs droits dans la Société.

Si une telle répartition proportionnelle n'est pas possible, les actions résiduelles sont attribuées par voie de tirage au sort.

Si dans un délai de un mois après que les actionnaires aient été avertis, certaines actions demeurent non libérées, la Société pourra procéder à leur mise en vente dans les conditions prévues dans l'article L. 228-27 du Code de commerce, par le décret du 23 mars 1967, pris pour son application.

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La vente des actions est effectuée aux enchères publiques par un agent de change ou par un notaire. A cet effet, la Société publie dans un journal d'annonces légales du département du siège social, trente jours au moins après la mise en demeure prévue à l'alinéa précédent, un avis concernant la vente des actions. Elle avise le débiteur, et le cas échéant, ses co-débiteurs, de la mise en vente par lettre recommandée contenant l'indication de la date et du numéro du journal dans lequel la publication a été effectuée. Il ne peut être procédé à la mise en vente des actions moins de quinze jours après l'envoi de la lettre recommandée.

Le produit net de la vente revient à la Société à due concurrence et s'impute sur ce qui est dû en principal et intérêts par l'actionnaire défaillant et ensuite sur le remboursement des frais exposés par la Société pour parvenir à la vente. L'actionnaire défaillant reste débiteur ou profite de la différence.

A l'expiration du délai prévu au cinquième alinéa ci-dessus, les actions non libérées des versements exigibles cessent de donner droit à l'admission et au vote dans les Assemblées d'actionnaires et sont déduites pour le calcul du quorum. Le droit aux dividendes et le droit préférentiel de souscription sont suspendus. Si l'actionnaire se libère des sommes dues en principal et intérêts, il peut demander le versement des dividendes non prescrits, mais il ne peut exercer une action du chef du droit préférentiel de souscription à une augmentation de capital après expiration du délai fixé pour l'exercice de ce droit.

ARTICLE 10 - FORME ET CONDITIONS DE VALIDITE DES TITRES

Les actions émises par la Société revêtent obligatoirement la forme nominative et sont matérialisées par une inscription en compte par la Société.

Les comptes d’actions sont tenus dans les conditions et selon les modalités prévues par la loi, par la Société ou tout autre mandataire dont le nom ou la dénomination et l'adresse seront publiés au Bulletin des Annonces Légales Obligatoires.

Les comptes d'actions mentionnent :

-

les éléments d'identification des personnes physiques ou morales au nom desquels ils ont été ouverts et, le cas échéant, la nature juridique de leurs droits ou les incapacités dont elles sont affectées

-	la dénomination, la catégorie, le nombre et, le cas échéant, la valeur nominale des actions inscrites,

-	les restrictions dont ces actions peuvent être frappées (nantissement, séquestre, etc .)

Lorsque les actions ne sont pas intégralement libérées à la souscription, les versements sur ces actions sont inscrits en compte et constatés par une attestation.

Chaque action donne droit, dans la propriété de l'actif social à une part proportionnelle au nombre des actions émises. Elle donne droit, en outre, à une part dans les bénéfices, ainsi qu’il est stipulé sous l'article 27 ci-après.

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Les actionnaires ne sont responsables que jusqu'à concurrence du montant des actions qu'il possèdent, et, au-delà, tout appel de fonds est interdit. Ils ne peuvent être soumis à aucune restitution d'intérêts ou dividendes régulièrement perçus.

ARTICLE 11 - TRANSMISSION DES ACTIONS

Les actions sont librement négociables dans les conditions fixées par la loi. En cas d'augmentation de capital, les actions sont négociables à compter de la réalisation de celle-ci.

Les actions demeurent négociables après la dissolution de la Société et jusqu'à la clôture de la liquidation.

ARTICLE 12 - INDIVISIBILITE DES ACTIONS - SCELLES

Les actions sont indivisibles à l'égard de la Société. Les copropriétaires indivis d'une action sont tenus à se faire représenter auprès de la Société par une seule personne nommée d'accord entre eux.

Chaque fois qu'il sera nécessaire de posséder plusieurs actions anciennes pour exercer un droit quelconque, et notamment pour exercer le droit de préférence prévu ci-dessus ou encore en cas d'échange ou d'attribution de titre provenant d'une opération telle que : réduction du capital, augmentation du capital par incorporation de réserves, fusion, donnant droit à un titre nouveau contre remise de plusieurs actions anciennes, les titres isolés ou en nombre inférieur à celui requis ne donneront aucun droit à leur porteur contre la Société, les actionnaires ayant à faire leur affaire personnelle du groupement du nombre d’actions nécessaires.

Les héritiers, représentants, ayants-droit ou créanciers d’un actionnaire ne peuvent sous aucun prétexte que ce soit, requérir l'apposition des scellés sur les biens et papiers de la Société, en demander le partage ou la licitation, ni s’immiscer en aucune manière dans son administration; ils doivent, pour l'exercice de leurs droits, s'en rapporter aux inventaires sociaux et aux décisions de 1’Assemblée Générale.

Toutes les actions qui composent ou composeront le capital social seront toujours assimilées les unes aux autres, en ce qui concerne les charges fiscales. En conséquence, tous impôts et taxes qui, pour quelque cause que ce soit, pourraient - à raison de tout remboursement du capital de ces actions, ou plus généralement, de toute distribution à leur profit - , devenir exigibles pour certaines d'entre elles seulement, soit au cours de l'existence de la Société, soit à la liquidation, seront répartis entre toutes les actions composant le capital lors de ce ou de ces remboursements ou distributions, de façon que toutes les actions actuelles ou futures confèrent à leurs propriétaires, - tout en tenant compte éventuellement du montant nominal et non amorti des actions et des droits des actions de catégories différentes les mêmes avantages effectifs leur donnant droit à recevoir la même somme nette.

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TITRE IV

ADMINISTRATION DE LA SOCIÉTÉ

ARTICLE 13 - CONSEIL D'ADMINISTRATION

La Société est administrée par un conseil composé de personnes physiques ou morales dont le nombre est fixé par l'assemblée générale ordinaire dans les limites de la loi.

Toute personne morale doit, lors de sa nomination, désigner une personne physique en qualité de représentant permanent au Conseil d'administration. La durée du mandat du représentant permanent est la même que celle de l'administrateur personne morale qu'il représente. Lorsque la personne morale révoque son représentant permanent, elle doit aussitôt pourvoir à son remplacement. Les mêmes dispositions s'appliquent en cas de décès ou démission du représentant permanent.

Pendant la durée de son mandat chaque administrateur doit être propriétaire d'au moins une action de la Société. Aucun nombre minimal d’actions n’est cependant requis lorsque l’administrateur est un actionnaire salarié.

Si, au jour de sa nomination, un administrateur n'est pas propriétaire du nombre d'actions requis ou si, en cours de mandat, il cesse d'en être propriétaire, il est d'office réputé démissionnaire s'il n'a pas régularisé sa situation dans le délai de trois mois.

La durée des fonctions des administrateurs est de six années, l'année étant la période qui sépare deux Assemblées Générales Ordinaires annuelles consécutives. Le mandat d'un administrateur prend fin à l'issue de la réunion de l'Assemblée Générale Ordinaire des actionnaires ayant statué sur les comptes de l'exercice écoulé et tenue dans l'année au cours de laquelle expire le mandat dudit administrateur.

Les administrateurs sont toujours rééligibles  ils peuvent être révoqués à tout moment par décision de l'Assemblée Générale des actionnaires.

Une même personne physique ne peut exercer plus de cinq mandats d’administrateur ou de membre du Conseil de surveillance de sociétés anonymes ayant leur siège social sur le territoire français, les mandats exercés au sein des sociétés contrôlées – au sens de l’article L. 233-16 du Code de commerce – par la Société, n'étant pas pris en compte pour le calcul de ce plafond.

En cas de vacance par décès ou par démission d'un ou plusieurs sièges d'administrateurs, le Conseil d'administration peut, entre deux Assemblées Générales, procéder à des nominations à titre provisoire.

Les nominations effectuées par le conseil, en vertu de l'alinéa ci-dessus, sont soumises à la ratification de la plus prochaine Assemblée Générale Ordinaire.

A défaut de ratification, les délibérations prises et les actes accomplis antérieurement par le conseil n'en demeurent pas moins valables.

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Lorsque le nombre des administrateurs est devenu inférieur au minimum légal, les administrateurs restants doivent convoquer immédiatement l'Assemblée Générale Ordinaire, en vue de compléter l'effectif du conseil.

L'administrateur nommé en remplacement d'un autre administrateur dont le mandat n'est pas expiré, ne demeure en fonction que pendant la durée du mandat de son prédécesseur restant à courir.

Un salarié de la Société peut être nommé administrateur. Son contrat de travail doit toutefois correspondre à un emploi effectif. Il ne perd pas, dans ce cas, le bénéfice de son contrat de travail.

Le nombre des administrateurs qui sont liés à la Société par un contrat de travail ne peut excéder le tiers des administrateurs en fonction, sans toutefois pouvoir excéder le nombre de cinq.

Les administrateurs ne peuvent être âgés de plus de 75 ans. Lorsque cette limite vient à être dépassée en cours de mandat, l'administrateur le plus âgé est d'office réputé démissionnaire à l'issue de l'assemblée générale des actionnaires la plus proche.

ARTICLE 14 - RÉUNION DU CONSEIL D'ADMINISTRATION

14.1.     Le Conseil d'administration se réunit aussi souvent que l'intérêt de la Société l'exige.

14.2.     Les administrateurs sont convoqués aux séances du conseil par le Président. La convocation peut être faite par tous moyens, par écrit ou oralement.

De plus, les administrateurs représentant au moins un tiers des membres du conseil ou le Directeur général peuvent valablement demander au Président de convoquer le conseil si ce dernier ne s’est pas réuni depuis plus de deux mois. En ce cas, ils doivent indiquer l'ordre du jour de la séance.

Lorsqu'il a été constitué un Comité d'entreprise, les représentants de ce comité, désignés conformément aux dispositions du Code du Travail, devront être convoqués à toutes les réunions du Conseil d'administration.

Les réunions du conseil ont lieu soit au siège social soit en tout autre endroit en France ou hors de France.

14.3.      Pour la validité des délibérations du conseil, le nombre des membres présents doit être au moins égal à la moitié des membres.

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Dans les limites prévues par l’article L. 225-37, alinéa 3 du Code de commerce et sous réserve de la mise en place d’un règlement intérieur, le Conseil d’administration pourra décider que pour le calcul du quorum et de la majorité des administrateurs, il sera tenu compte de la participation d’un ou de plusieurs administrateurs au Conseil d’administration par des moyens de visioconférence et ce, dans le respect des dispositions réglementaires.

Il est précisé que toute décision d'attribution d'options de souscription ou d'achat d'actions à un administrateur titulaire d'un contrat de travail, au Président ou au Directeur Général de la Société, si ce dernier est administrateur, dans le cadre d'une autorisation consentie par l'assemblée générale extraordinaire conformément aux dispositions des articles L. 225-177 et suivants du Code de commerce, sera prise à la majorité des voix des administrateurs présents ou représentés, l'administrateur intéressé, ainsi que tout autre administrateur susceptible de se voir consentir des options de souscription ou d'achat d'actions, ne pouvant prendre part au vote.

Les décisions du Conseil d'administration sont prises à la majorité des voix ; en cas de partage des voix, celle du Président est prépondérante.

14.4.     Tout administrateur peut donner, même par lettre, télégramme, télex ou télécopie, pouvoir à un autre administrateur de le représenter à une séance du conseil, mais chaque administrateur ne peut disposer au cours d'une séance que d'une seule procuration.

14.5.     Les copies ou extraits des délibérations du Conseil d'administration sont valablement certifiés par le Président du Conseil d'administration, le Directeur général, l'administrateur délégué temporairement dans les fonctions de Président ou un fondé de pouvoirs habilité à cet effet.

ARTICLE 15 - POUVOIRS DU CONSEIL D'ADMINISTRATION

Le Conseil d'administration. détermine les orientations de l’activité de la Société et veille à leur mise en œuvre. Sous réserve des pouvoirs expressément attribués aux Assemblées d’actionnaires et dans la limite de l’objet social, il se saisit de toute question intéressant la bonne marche de la Société et règle par ses délibérations les affaires qui la concernent.

ARTICLE 16 - PRÉSIDENCE DU CONSEIL

Le Conseil d'administration élit parmi ses membres un Président qui doit être une personne physique. Il détermine la durée de ses fonctions, qui ne peut excéder celle de son mandat d'administrateur, et peut le révoquer à tout moment. Le conseil fixe sa rémunération.

Le Président représente le Conseil d’administration dont il organise et dirige les travaux. Ces derniers font l’objet d’un compte rendu par ce même Président à l’Assemblée Générale. Le Président veille au bon fonctionnement des organes de la Société et s’assure notamment de ce que les administrateurs sont en mesure de remplir leur mission.

Conformément aux dispositions de l'article 706-43 du Code de procédure pénale, le Président peut valablement déléguer à toute personne de son choix le pouvoir de représenter la Société dans le cadre des poursuites pénales qui pourraient être engagées à l'encontre de celle-ci.

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Le Président du conseil ne peut être âgé de plus de 75 ans. Si le Président atteint cette limite d'âge au cours de son mandat de Président, il est réputé démissionnaire d'office. Son mandat se prolonge cependant jusqu'à la réunion la plus proche du Conseil d'administration au cours de laquelle son successeur sera nommé. Sous réserve de cette disposition, le Président du conseil est toujours rééligible.

ARTICLE 16 bis - DIRECTION GÉNÉRALE

La direction générale est assumée, sous sa responsabilité, soit par le Président du Conseil d’administration, soit par une autre personne physique nommée par le Conseil d’administration et portant le titre de Directeur général.

Le choix entre les deux modalités d'exercice revient au Conseil d’administration et est opéré dans les conditions prévues par les présents statuts.

Les actionnaires et les tiers sont informés de ce choix dans des conditions définies par le décret no 2002-803 du 3 mai 2002.

Le Directeur général est investi des pouvoirs les plus étendus pour agir en toute circonstance au nom de la Société. il exerce ses pouvoirs dans la limite de l'objet social et sous réserve de ceux que la loi attribue expressément aux assemblées d'actionnaires et au Conseil d'administration.

Il représente la Société dans ses rapports avec les tiers. La Société est engagée même par les actes du Directeur général qui ne reflètent pas l'objet social, à moins qu'elle ne prouve que le tiers savait que l'acte dépassait cet objet ou qu'il ne pouvait l'ignorer compte tenu des circonstances, étant exclu que la seule publication des statuts suffise à constituer cette preuve.

La rémunération du Directeur général est déterminée par le Conseil d’administration. Il peut être révoqué à tout moment par le Conseil d’administration. Si la révocation est décidée sans juste motif, elle peut donner lieu à dommages et intérêts, sauf lorsque le Directeur général assume les fonctions de Président du conseil d'administration.

Le Directeur général ne pourra exercer aucun autre mandat de directeur général ou de membre du Directoire dans des sociétés anonymes ayant leur siège sur le territoire français, qu'à la double condition que (i) l’autre mandat soit exercé dans une société contrôlée – au sens de l’article L. 233-16 du Code de commerce – par la Société, et (ii) que les titres de la Société contrôlée ne soient pas admis aux négociations sur un marché réglementé.

Le Directeur général ne peut être âgé de plus de 70 ans. Lorsque le Directeur général atteint cette limite d’âge, il est réputé démissionnaire d’office. Son mandat se prolonge cependant jusqu’à la réunion la plus prochaine du Conseil d’administration au cours de laquelle le nouveau Directeur général sera nommé.

ARTICLE 17 - DIRECTEUR GÉNÉRAL DÉLÉGUÉ

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Sur la proposition du Directeur général, le Conseil d'administration donne mandat à une ou plusieurs personne(s) physique(s) d'assister le Directeur général en qualité de Directeur général délégué.

Le Directeur général délégué est révocable à tout moment par le Conseil d'administration sur proposition du Directeur général.

En accord avec le Directeur général, le Conseil détermine l'étendue et la durée des pouvoirs délégués au Directeur général délégué. Le Conseil fixe la rémunération du Directeur général délégué.

A l'égard des tiers, le Directeur général délégué dispose des mêmes pouvoirs que le Directeur général ; il a notamment le pouvoir d'ester en justice.

Un Directeur général délégué ne peut être âgé de plus de 70 ans. Lorsqu'un Directeur général délégué atteint cette limite d'âge, il est réputé démissionnaire d'office. Son mandat se prolonge cependant jusqu'à la réunion la plus prochaine du Conseil d'administration au cours de laquelle le nouveau directeur général délégué sera nommé.

En tout état de cause, le nombre maximum de Directeurs généraux délégués ne peut excéder cinq.

ARTICLE 18 - CONVENTIONS SOUMISES A AUTORISATION

18.1.     Les cautions, avals et garanties, donnés par la Société doivent être autorisées par le Conseil d'administration dans les conditions prévues par la loi.

18.2.     Toute convention intervenant – soit directement, soit par personne interposée - entre la Société et l'un de ses administrateurs, son Directeur général, l’un de ces Directeurs généraux délégués, l’un de ses actionnaires disposant d’une fraction de droit de vote supérieure à 5% ou – s’il s’agit d’une société actionnaire – la société la contrôlant au sens de l’article L. 233-3 du Code de commerce, doit être soumise à l'autorisation préalable du Conseil d'administration. Il en est de même des conventions auxquelles ces personnes sont indirectement intéressées.

Toutefois, une telle autorisation préalable n’est pas requise dans le cas d’une convention qui – bien qu’intervenant entre des personnes sus-mentionnées – porte sur des opérations courantes et a été conclue à des conditions normales. Une telle convention doit néanmoins être communiquée par l’intéressé au Président du Conseil d’administration. En outre, les listes et objets de telles conventions seront communiqués par le Président aux membres du Conseil d’administration et aux Commissaires aux Comptes.

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Il en est de même pour les conventions entre la Société et une autre entreprise si le Directeur général ou l’un des Directeurs généraux délégués ou l'un des administrateurs est propriétaire, associé indéfiniment responsable, gérant, administrateur, Directeur général, membre du Directoire ou du Conseil de surveillance ou de façon générale dirigeant de ladite entreprise.

L'autorisation préalable du Conseil d'administration sera requise dans les conditions prévues par la loi. Il est à cet égard précisé que l'administrateur concerné ne sera pas pris en compte pour le calcul du quorum et que son vote ne sera pas pris en compte pour le calcul de la majorité.

ARTICLE 19 - CONVENTIONS INTERDITES

Il est interdit aux administrateurs autres que les personnes morales, de contracter, sous quelque forme que ce soit, des emprunts auprès de la Société, de se faire consentir par elle un découvert en compte-courant ou autrement, et de faire cautionner ou avaliser par elle leurs engagements envers les tiers.

La même interdiction s'applique aux Directeurs généraux, aux Directeurs généraux délégués et aux représentants permanents des personnes morales administrateurs. Elle s'applique également aux conjoints, ascendants et descendants des personnes visées au présent article, ainsi qu'à toute personne interposée.

TITRE V

COMMISSAIRES AUX COMPTES

ARTICLE 20 - COMMISSAIRES AUX COMPTES

L'Assemblée Générale Ordinaire des actionnaires désigne pour la durée dans les conditions et avec la mission fixée par la loi, un ou deux Commissaires aux Comptes ainsi que des Commissaires aux Comptes suppléants.

Les Commissaires aux Comptes sont nommés pour six exercices. Leur mandat prend fin avec l'Assemblée Générale qui statue sur les comptes du sixième exercice.

Le Commissaire nommé en remplacement d'un autre ne demeure en fonction que jusqu'à l'expiration du mandat de son prédécesseur.

Les Commissaires sont indéfiniment rééligibles.

Un ou plusieurs actionnaires représentant au moins le vingtième du capital social peuvent demander en justice la récusation d'un ou plusieurs Commissaires aux Comptes nommés par l’Assemblée et la désignation d'un ou plusieurs autres Commissaires qui exerceront leurs fonctions aux lieu et place du ou des Commissaires récusés. A peine d’irrecevabilité de la demande, celle-ci doit être portée devant le Président du Tribunal de Commerce statuant en référé dans un délai de trente jours à compter de la nomination contestée.

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Les Commissaires aux Comptes doivent être convoqués à la réunion du Conseil d'administration au cours de laquelle sont arrêtés les comptes de l'exercice écoulé, ainsi qu'à toutes les Assemblées d'actionnaires.

ARTICLE 21 - EXPERTISE

Un ou plusieurs actionnaires représentant au moins le vingtième du capital social peuvent demander au Président du Tribunal de Commerce statuant en référé, la désignation d'un expert chargé de présenter un rapport sur une ou plusieurs opérations de gestion.

Le rapport de l'expert, éventuellement nommé doit être adressé aux demandeurs, au Conseil d'administration, au Ministère Public, au Comité d'entreprise ainsi qu'à la COB : il doit également être annexé au rapport du ou des Commissaires aux Comptes établi en vue de la prochaine Assemblée Générale et recevoir la même publicité.

TITRE- VI

ASSEMBLEES GENERALES

ARTICLE 22 - REGLES GENERALES

1) L'Assemblée Générale Ordinaire annuelle est obligatoirement réunie dans les six mois qui suivent la clôture de chaque exercice, sous réserve de la prolongation de ce délai par décision de justice.

2) Des Assemblées Générales Extraordinaires ou des Assemblées Générales Ordinaires convoquées extraordinairement peuvent, en outre, être réunies sur convocation, soit du Conseil d'administration, soit des Commissaires aux Comptes, soit encore d'un mandataire désigné en justice, en cas d’urgence à la demande de tout intéressé ou du Comité d'entreprise, ou d’un ou plusieurs actionnaires réunissant au moins le vingtième du capital social.

3) Les Assemblées Générales sont réunies au siège social ou en tout autre lieu figurant sur la convocation, même en dehors du département du siège social.

En cas d’urgence, le Comité d’entreprise peut demander en justice la désignation d’un mandataire chargé de convoquer l’assemblée générale des actionnaires.

Il peut également requérir l'inscription de projets de résolutions à l'ordre du jour des assemblées.

Deux membres du Comité d’entreprise désignés par ce dernier, l'un faisant partie de la catégorie des cadres techniciens et agents de maîtrise et l’autre appartenant à la catégorie des employés et ouvriers peuvent assister aux assemblées générales. Ils doivent, à leur demande, être entendus lors de toutes les délibérations requérant l’unanimité des associés.

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4) Les convocations des Assemblées Générales sont faites quinze jours au moins à l'avance par lettre simple ou recommandée adressée à chaque actionnaire.

Au cas où l'Assemblée Générale n’aurait pu délibérer valablement faute de quorum requis, une deuxième Assemblée est convoquée dans les mêmes formes que la première et l'avis de convocation rappelle la date de celle-ci. Le délai de convocation est toutefois ramené à six jours.

5) L'avis de convocation indique la dénomination sociale, éventuellement suivie de son sigle, la forme de la Société, le montant du capital social, l'adresse du siège social, les numéros d’immatriculation de la Société au Registre du Commerce et à l'Institut National de la Statistique et des Etudes Economiques, les jours, heure et lieu de l'Assemblée, ainsi que sa nature, extraordinaire, ordinaire ou spéciale, et son ordre du jour.

Sous réserve des questions diverses qui ne doivent présenter qu'une minime importance, les questions inscrites à l'ordre du jour sont libellées de telle sorte que leur contenu et leur portée apparaissent clairement, sans qu’il y ait lieu de se reporter à d'autres documents.

Un ou plusieurs actionnaires peuvent, dans les conditions prévues par les articles 128 à 131 du décret 67-236 du 23 mars 1967, requérir l'inscription à l'ordre du jour de projets de résolutions ne concernant pas la présentation de candidats au Conseil d'administration.

L'Assemblée ne peut délibérer sur une question qui n’est pas inscrite à son ordre du jour, néanmoins, elle peut en toutes circonstances, révoquer un ou plusieurs membres du Conseil d'administration, et procéder à leur remplacement.

L'ordre du jour de l'Assemblée ne peut être modifié sur deuxième convocation.

6) L’Assemblée Générale se compose de tous les actionnaires quel que soit le nombre de leurs actions, pourvu quelles aient été libérées des versements exigibles.

7) Un actionnaire ne peut se faire représenter que par un autre actionnaire ou par son conjoint même si ce dernier n'est pas actionnaire.

Le mandat est donné pour une seule Assemblée, il peut cependant être donné pour deux Assemblées, l'une ordinaire, l'autre extraordinaire, tenues le même jour, ou dans un délai de sept jours.

Le mandat donné pour une Assemblée vaut pour les Assemblées successives convoquées avec le même ordre du jour.

A toute formule de procuration adressée aux actionnaires doivent être joints les documents suivants :

-	l'ordre du jour de l'Assemblée,

-	le texte des projets de résolutions présentés par le Conseil d'administration et le cas échéant par des actionnaires ou le Comité d'entreprise,

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-

un exposé sommaire de la situation de la Société pendant l'exercice écoulé, accompagné d'un tableau faisant apparaître les résultats de la Société au cours de chacun des cinq derniers exercices ou de chacun des exercices clos depuis la constitution de la Société si leur nombre est inférieur à cinq,

-

une formule de demande d'envoi des documents et renseignements visés à l'article 135 du décret précité, informant l'actionnaire qu'il peut obtenir sur demande unique de sa part, l'envoi systématique des documents et renseignements précités à l'occasion de chacune des Assemblées d'actionnaires ultérieures.

La formule de procuration doit informer l'actionnaire de manière très apparente qu'à défaut d'indication de mandataire, il sera émis en son nom un vote favorable à l'adoption des projets de résolution présentés ou agréés par le Conseil d'Administration. Pour émettre tout autre vote, l'actionnaire doit faire choix d'un mandataire qui accepte de voter dans le sens indiqué par son mandat.

La procuration doit être signée par l’actionnaire représenté et indiquer ses nom, prénom usuel et domicile, le nombre d'actions dont il est titulaire et le nombre de voix attachées à ses actions.

Le mandataire désigné nommément sur la procuration n'a pas la faculté de se substituer une autre personne.

8) L'Assemblée est présidée par le Président du Conseil d'administration ou, en son absence, par un administrateur spécialement délégué à cet effet par le conseil. A défaut, l'assemblée élit elle-même son Président.

Les fonctions de scrutateurs sont remplies par les deux membres de l'Assemblée disposant du plus grand nombre de voix acceptant cette fonction.

Le Bureau désigne le secrétaire qui peut être choisi en dehors des actionnaires.

9) Il est tenu une feuille de présence contenant :

-	les nom, prénom usuel et domicile de chaque actionnaire, présent ou représenté, le nombre d'actions dont il est titulaire et le nombre de voix attachées à ses actions.

-	les nom, prénom usuel et domicile de chaque mandataire, le nombre d'actions de ses mandats, ainsi que le nombre de voix attachées à ces actions.

Les mentions concernant les actionnaires représentés peuvent ne pas figurer sur la feuille de présence à la condition que les pouvoirs soient annexés à celle-ci et que leur nombre y soit indiqué.

La feuille de présence, dûment signée par les actionnaires présents ou représentés, est certifiée exacte par le bureau.

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10) Le scrutin secret a lieu lorsqu'il est réclamé par le Bureau ou par des membres de l’Assemblée représentant plus de la moitié du capital représenté à cette Assemblée.

11) Dans toutes les Assemblées, le quorum est calculé sur l'ensemble des actions composant le capital social, déduction faite de celles qui sont privées du droit de vote en vertu de dispositions législatives ou réglementaires.

12) Chaque membre de l'Assemblée a autant de voix qu'il possède et représente d'actions, tant en son nom personnel que comme mandataire, sans limitation. Toutefois, aux Assemblées destinées à vérifier les apports en nature ou des avantages particuliers, chaque actionnaire ne peut disposer de plus de dix voix.

En cas d'usufruit, le droit de vote attaché à l'action appartient à l'usufruitier dans les Assemblées Générales Ordinaires et au nu-propriétaire dans les Assemblées Générales Extraordinaires ou spéciales.

Les propriétaires indivis d'actions doivent être représentés par un seul d'entre eux ou par un mandataire unique.

Enfin, le droit de vote est exercé par le propriétaire des titres remis en gage.

13) Les délibérations des Assemblées Générales sont constatées par des procès-verbaux contenant les mentions requises établies sur un registre spécial tenu au siège social dans les conditions prévues ci-dessus et signés par les membres du Bureau.

Les copies ou extraits des procès-verbaux de l'assemblée sont valablement certifiés par le Président du conseil d'administration, par un administrateur exerçant les fonctions de Directeur général ou par le secrétaire de l'assemblée. En cas de liquidation, ils sont valablement certifiés par un liquidateur.

14) Les actionnaires exercent leur droit de communication et de copie dans les conditions prévues par la loi.

15) Les votes des actionnaires participant à l’assemblée par visioconférence ou par des moyens de télécommunication permettant leur identification dans le respect des dispositions réglementaires, sera pris en compte pour le calcul du quorum et de la majorité de ladite assemblée

ARTICLE 23 - ASSEMBLEES GENERALES EXTRAORDINAIRES

L'Assemblée Générale Extraordinaire est seule habilitée à modifier les statuts dans toutes leurs dispositions; toute clause contraire est réputée non écrite. Elle ne peut, toutefois, augmenter les engagements des actionnaires, sous réserve des opérations résultant d'un regroupement d'actions régulièrement effectué.

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L’Assemblée Générale Extraordinaire ne délibère valablement que dans les conditions de quorum prescrites par les dispositions du code de commerce applicables en la matière.

Elle statue à la majorité des deux tiers des voix dont disposent les actionnaires présents ou représentés y compris les votes par correspondance.

ARTICLE 24 - ASSEMBLES GENERALES ORDINAIRES

L'Assemblée Générale Ordinaire prend toutes les décisions autres que celles qui sont de la compétence de l'Assemblée Générale Extraordinaire.

L’Assemblée Générale Ordinaire ne délibère valablement que dans les conditions de quorum prescrites par les dispositions du code de commerce applicables en la matière. Elle statue à la majorité des voix dont disposent les actionnaires présents ou représentés y compris les votes par correspondance.

TITRE VII

INVENTAIRES - BENEFICES - RESERVES

ARTICLE 25 - EXERCICE SOCIAL

Chaque exercice social a une durée de douze mois, il commence le premier janvier et expire le 31 décembre suivant.

ARTICLE 26 - INVENTAIRE - COMPTES

Il est tenu une comptabilité régulière des opérations sociales, conformément à la loi.

A la clôture de chaque exercice, le Conseil d'administration dresse l'inventaire ainsi que les comptes annuels.

Il établit un rapport de gestion sur la situation de la Société durant l'exercice écoulé, son évolution prévisible, les événements importants survenus entre la date de la clôture de l'exercice et la date à laquelle le rapport de gestion est établi et ses activités en matière de recherche et de développement.

Tous ces documents sont mis à la disposition des Commissaires aux Comptes dans les conditions et délais légaux.

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ARTICLE 27 - FIXATION - AFFECTATION ET REPARTITION DES BENEFICES

Sur le bénéfice de chaque exercice diminué, le cas échéant, des pertes antérieures, il est d'abord prélevé cinq pour cent pour constituer le fonds de réserve légale ; ce prélèvement cesse d'être obligatoire lorsque ledit fonds atteint le dixième du capital social ; il reprend son cours lorsque, pour une cause quelconque la réserve légale est descendue au-dessous de ce pourcentage.

L'Assemblée Générale peut prélever toutes sommes en vue de les affecter à la dotation de tous fonds de réserves facultatives, ordinaires ou extraordinaires, ou de reporter à nouveau.

Le bénéfice distribuable est constitué par le bénéfice de l'exercice, diminué des pertes antérieures et des sommes à porter en réserve en application de la loi ou des statuts, et augmenté du report bénéficiaire.

Après approbation des comptes et constatation des sommes distribuables, l'Assemblée Générale détermine la part attribuée aux actionnaires sous forme de dividende. L'Assemblée Générale peut, en outre, décider la mise en distribution de sommes prélevées sur les réserves dont elle a la disposition, soit pour fournir ou compléter un dividende, soit à titre de distribution exceptionnelle, en ce cas, la décision indique expressément les postes de réserves sur lesquels les prélèvements sont effectués. Toutefois, les dividendes sont prélevés par priorité sur le bénéfice distribuable de l'exercice.

ARTICLE 28 - PAIEMENT DES DIVIDENDES

Les modalités de paiement des dividendes votées par l'Assemblée Générale sont fixées par elle ou à défaut par le Conseil d'administration. Toutefois la mise en paiement doit avoir lieu dans le délai maximal de neuf mois après la clôture de l'exercice, sauf prolongation de ce délai par décision de justice.

Les dividendes non réclamés dans les cinq ans de leur exigibilité sont prescrits conformément à la loi.

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TITRE VIII

PROROGATION - DISSOLUTION - LIQUIDATION

ARTICLE 29 - PROROGATION

Un an au moins avant la date d’expiration de la Société, le Conseil d'administration doit convoquer une Assemblée Générale Extraordinaire des actionnaires à l'effet de statuer sur la prorogation de la Société, laquelle prorogation ne peut excéder 99 années.

A défaut, tout actionnaire pourra, quinze jours après une mise en demeure adressée au Président du Conseil d'administration, par lettre recommandée avec demande d'avis de réception et demeurée infructueuse, demander en justice la désignation d'un mandataire chargé de convoquer l'Assemblée.

ARTICLE 30 - DISSOLUTION

L'assemblée générale extraordinaire peut, à toute époque, prononcer la dissolution anticipée de la Société.

Si du fait des pertes constatées dans les documents comptables, les capitaux propres de la Société deviennent inférieurs à la moitié du capital social, le Conseil d'administration doit, dans les quatre mois de l'approbation des comptes ayant fait apparaître cette perte, convoquer l'Assemblée Générale Extraordinaire à l'effet de décider s'il y a lieu à dissolution anticipée de la Société.

Si la dissolution n'est pas prononcée, le capital doit au plus tard à la clôture du deuxième exercice suivant celui au cours duquel la constatation des pertes est intervenue, et sous réserve des dispositions légales relatives au capital minimum des sociétés anonymes, être réduit d'un montant au moins égal à celui des pertes qui n'ont pu être imputées sur les réserves, si dans ce délai les capitaux propres n'ont pas été reconstitués à concurrence d'une valeur au moins égale à la moitié du capital social.

A défaut de réunion de l'assemblée générale, comme dans le cas où cette assemblée n'a pu délibérer valablement, tout intéressé peut demander en justice la dissolution de la société.

La Société est en liquidation dès l'instant de sa dissolution pour quelque cause que ce soit. Sa personnalité morale subsiste pour les besoins de cette liquidation jusqu'à la clôture de celle-ci.

Pendant toute la durée de la liquidation, l'assemblée générale conserve les mêmes pouvoirs qu'au cours de l'existence de la société.

Les actions demeurent négociables jusqu'à la clôture de la liquidation.

La dissolution de la Société ne produit ses effets à l'égard des tiers qu'à compter de la date à laquelle elle est publiée au Registre du Commerce et des Sociétés.

ARTICLE 31 - LIQUIDATION

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La liquidation de la Société sera effectuée dans les conditions prévues par les articles L. 237-1 à L. 237-31 du Code de commerce et par les dispositions du décret n° 67236 du 23 mars 1967.

Après l’extinction du passif, il sera procédé au remboursement du capital nominal des actions. Le boni de liquidation est réparti entre les actionnaires au prorata de leurs droits respectifs.

TITRE IX

CONTESTATION - ELECTION DE DOMICILE

ARTICLE 32 - CONTESTATIONS

Toutes les contestations qui peuvent s'élever pendant le cours de la Société ou de sa liquidation, soit entre les actionnaires et la Société, soit entre les actionnaires eux-mêmes, au sujet des affaires sociales, sont soumises à la juridiction des Tribunaux compétents du lieu du siège social.

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